EXHIBIT 8



                                REID & PRIEST LLP
                               40 West 57th Street
                          New York, New York 10019-4097
                                Fax 212-603-2298


                                                   December 9, 1997


     Texas Utilities Company
     Energy Plaza
     1601 Bryan Street
     Dallas, Texas  75201


     Ladies and Gentlemen:

               Reference is made to Amendment No. 1 to Registration Statement No. 333-12391 on Form S-3 and Registration Statement No. 333-32831 on Form S-4 (Registration Statements) to be filed by Texas Utilities Company (Company) on or about the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to provide for the distribution of the Company's Common Stock, without par value (Common Stock), registered under the Registration Statements in connection with the conversion of ENSERCH Corporation's 6-3/8% Convertible Subordinated Debentures due 2002 into shares of the Common Stock. In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

               Based upon the foregoing, we confirm our opinion as set forth under the caption "Federal Income Tax Matters" in the prospectus constituting a part of Amendment No. 1 to the Registration Statements.

               We hereby consent to the use of this opinion as an exhibit to Amendment No. 1 to the Registration Statements.

                                             Very truly yours,

                                             /s/ David R. Hardy

                                             REID & PRIEST LLP